Exhibit 99.1

StoneBridge Acquisition II Corporation Announces the Separate Trading of its Class A Ordinary Shares and Rights, Commencing November 21, 2025

New York, New York, November 18, 2025 (GLOBE NEWSWIRE) – StoneBridge Acquisition II Corporation (NASDAQ: APACU) (the “Company”) announced today that, commencing November 21, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in those units.

No fractional rights will be issued upon separation of the units and only whole rights will trade.

The Class A ordinary shares and the rights that are separated are expected to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “APAC” and “APACR,” respectively.  Any units not separated will continue to trade on Nasdaq under the symbol “APACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

The units were initially offered by the Company in an underwritten initial public offering. Maxim Group LLC acted as sole-book running manager for the offering. A registration statement on Form S-1, as amended, relating to the securities sold in the offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2025. Each unit consists of one Class A ordinary share and one right, with each right entitling the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of the Company’s initial business combination, subject to the terms described in the Company’s registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by accessing the SEC’s website, www.sec.gov.

About StoneBridge Acquisition II Corporation

StoneBridge Acquisition II Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the anticipated date that the Class A ordinary shares and the rights may begin to trade separately and the ability for those units not separated to continue to trade on Nasdaq. These statements are based on current expectations and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially. For a discussion of these and other risks, please refer to the Company’s filings with the SEC, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contact Information

StoneBridge Acquisition II Corporation
Bhargav Marepally
CEO
Attn: Investor Relations
E-mail: bhargav.marepally@stonebridgespac.com